Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 3, 2017

Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02

$1.986+B FORD CREDIT FLOORPLAN MASTER OWNER TRUST 2017-2/3

JT-BOOKS :  Barclays (str), BNP, Citi, JPM, SMBC SLG GRP  :  Academy, Multi-Bank

SERIES	CLS	$AMT(mm)	WAL	S/F	E.FNL	L.FNL	LAUNCH		YIELD	CPN	PX

2017-2	A-1	900.000	2.93	AAA/AAA	09/20	09/22	IntS	+34	2.175%	2.16	99.98521
2017-2	A-2	450.000	2.93	AAA/AAA	09/20	09/22	1ML	+35		L+35	100.00000
2017-2	B	61.765	2.93	AA+/AA	09/20	09/22	IntS	+52	2.355%	2.34	99.99000
2017-2	C	88.235	2.93	**NOT OFFERED**
2017-2	D	52.941	2.93	**NOT OFFERED**

2017-3	A	550.000	4.93	AAA/AAA	09/22	09/24	IntS	+50	2.498%	2.48	99.97634
2017-3	B	25.163	4.93	AA+/AA	09/22	09/24	IntS	+67	2.668%	2.65	99.98478
2017-3	C	35.948	4.93	**NOT OFFERED**
2017-3	D	21.569	4.93	**NOT OFFERED**

TICKER	:	FORDF 2017-2/3	EXPECTED RATINGS	:	S&P/FITCH
EXPECTED SETTLE	:	10/11/17	ERISA ELIGIBLE	:	YES
FIRST PAY DATE	:	11/15/17	REGISTRATION	:	SEC-REG
PRICING	:	PRICED	MIN DEMOM	:	$1K X $1K
BILL & DELIVER	:	BARCLAYS

-ATTACHED INFORMATION-

* Preliminary Prospectus

* Ratings FWP

* Investor Presentation (attached)

* CDI (attached - no password. Deal name: FCF17002, FC17003)

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.